Exhibit 99.2

Baxano Surgical, Inc.	BAXS	Q3 2013 Earnings Call	Nov. 6, 2013
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Mark R. Klausner – Managing Partner, Westwicke Partners LLC

Kenneth Michael Reali – President, Chief Executive Officer & Director, Baxano Surgical, Inc.

Timothy M. Shannon – Interim Chief Financial Officer, Baxano Surgical, Inc.

Other Participants

Matt S. Miksic – Analyst, Piper Jaffray, Inc.

Mark Landy – Director of Research, Medical Technology, Summer Street Research Partners

Jason H. Wittes – Analyst, Brean Capital LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen and welcome to Baxano Surgical Inc. Third Quarter 2013 Earnings Call. At this time, all participants are in a listen-only-mode. Later, we will conduct a question-and-answer session and instructions will be given at that time.

I would now like to turn the call over to your host, Mark Klausner, Westwicke Partners. You may begin.

Mark R. Klausner, Managing Partner, Westwicke Partners LLC

Thank you, operator. Joining us on today’s call are Baxano Surgical’s President and Chief Executive Officer, Ken Reali; and it’s Interim Chief Financial Officer, Tim Shannon.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties with the company’s business. The company undertakes no obligation to update information provided on this call. For a discussion of risks and uncertainties associated with Baxano Surgical’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012, the Form 10-Q for the quarter ended September 30, 2013, which the company plans to file with the SEC on or about November 14, 2013, and the Form 8-K filed with our earnings release. Baxano Surgical disclaims any obligation to update any forward-looking statements made during the course of this call.

With that, it’s my pleasure to turn the call over to Ken Reali, Baxano Surgical’s CEO.

Ken Reali, President, Chief Executive Officer & Director

Thank you, Mark. On today’s call, I will review operating highlights from our first full quarter as the new Baxano Surgical. Tim will then discuss our financial results in greater detail. Finally, I will provide some additional color on the progress we are making on our key operational priorities for 2013 that we believe will establish Baxano Surgical as a growth story in MIS spine in the coming quarters.

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Baxano Surgical, Inc.	BAXS	Q3 2013 Earnings Call	Nov. 6, 2013
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For the third quarter, Baxano Surgical reported $5.7 million in revenue, in line with our guidance of $5.6 million to $6.2 million. Looking at product revenues, AxiaLIF finished the quarter at $1.9 million, down 2% sequentially and down 7% year-over-year. We completed 138 domestic AxiaLIF procedures in the third quarter, down from 149 in the prior quarter. Total case volume was impacted by available private payor reimbursement for the Category I code. However, pricing was strong due to the mix of two-level cases in the quarter and ancillary products sold into AxiaLIF procedures. VEO revenue of $0.5 million was down sequentially by 21%, but up 8% year-over-year. iO-Flex revenue was $2.5 million for the quarter which was flat sequentially, but up 6% year-over-year. All of our products were impacted by our focus on training and integration efforts over the summer, as we worked hard to establish our combined MIS focused sales team. Our cash and investments decreased $8 million this quarter to $11.6 million.

Since the merger of TranS1 and Baxano Incorporated closed on May 31, the new organization has come together and has started to operate as one unit, despite undergoing significant change in our first full quarter as a combined company. Many of the inefficiencies and uncertainty caused by the merger and integration have been addressed and the company is gaining momentum in the sales force through cross training all reps. This in conjunction with the focused training of new surgeons will help to drive future revenue growth.

As early evidence of the opportunity related to cross selling, we have seen strong interest in iO-Flex by AxiaLIF and VEO surgeons, helping drive 29 new users of iO-Flex in the quarter. Due to the longer training and adoption time with AxiaLIF and VEO, we are just starting to see cross selling opportunities for these products with iO-Flex surgeons.

The hiring of Greg Slusser as Chief Commercial Officer in charge of domestic sales is a key addition to the sales and executive team. Greg’s background and experience is ideally suited to lead the sales force, and he has quickly assimilated himself into this important role. As we’ve combined the TranS1 and Baxano sales forces, there has been a culture shift towards driving higher performance. As part of this effort, we have hired eight direct sales reps in the quarter and have been pleased with the quality of rep that we’ve been able to attract due to our broader product platform. In addition, we have a strong group of distributors that provides coverage of territories where we do not have a direct sales presence. We believe that this hybrid model will prove effective as we return to growth.

I would now like to turn the call over to Tim to review the financial results from the third quarter. Tim?

Tim Shannon, Interim Chief Financial Officer

Thank you, Ken.

I’d like to begin today by briefly reviewing our reported financial results which reflect the closing of the Baxano acquisition on May 31. As a result, Baxano’s results are included for the entire third quarter of 2013, but not in 2012. I will then review pro forma results for the combined company as if Baxano had been owned in all periods presented.

For the third quarter, we reported worldwide revenues of $5.7 million, up 77% compared to the third quarter of last year due to the inclusion of Baxano revenues.

Gross margins were 73.3%, roughly in line with 73.8% margin from the prior year period. Operating expenses were $12 million in the quarter, including $0.5 million in merger related costs. This was a $3.9 million increase from the prior year period due primarily to the inclusion of Baxano expenses offset by the cost synergies that have been achieved to date. Net loss was $8 million in the quarter or $0.18 per share.

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Baxano Surgical, Inc.	BAXS	Q3 2013 Earnings Call	Nov. 6, 2013
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I would now like to review our third quarter results compared to pro forma results from the third quarter of 2012. Revenues of $5.7 million for the third quarter were flat compared to pro forma revenue from the prior year. Domestic revenues were $5.3 million, in line with last year’s pro forma revenue of $5.3 million. Declines in some products procedure volumes were offset by an increase in average selling prices due to a shift in product mix. International revenues were $0.4 million, up slightly from pro forma international revenue from last year. The increase in international revenues was due to our entering into two new markets, Mexico and Colombia.

Domestic AxiaLIF revenues were $1.9 million in the quarter. 138 domestic AxiaLIF cases were performed in the quarter as we continue to see some benefits from the Category I code, and because of our continued focus on comeback surgeons. Blended average selling price per AxiaLIF case was approximately $14,000; this is up sequentially due to a higher portion of cases being two-level procedures in the quarter.

Total domestic VEO revenue was $0.5 million in the quarter. The sequential decrease in VEO revenue was driven by a lower number of VEO procedures, while pricing remained consistent. Domestic iO-Flex revenue was $2.5 million in the quarter. In the quarter, modest declines in volume were offset by slightly better pricing.

Domestic iO-Flex revenue was $2.5 million in the quarter. In the quarter, modest declines in volumes were offset by slightly better pricing.

Gross margin for the quarter was 73.3%, up over 400 basis points from the pro forma gross margin in the third quarter of last year. The increase in gross margin was primarily due to reduced cost and higher volumes resulting from the merger.

Operating expenses were $12 million in the quarter, down $1.9 million compared to pro forma operating expenses in the prior year quarter. The improvement was related to the achievement of cost synergies from the merger.

Net loss in the quarter of $8 million, and net loss per share was $0.18, versus a pro forma net loss of $10.4 million or $0.23 per share in the third quarter of 2012.

Moving on to the balance sheet, our cash and investments declined $8 million this quarter to $11.6 million due to cash used in operating and investing activities. This included $0.5 million in merger and integration costs. Accounts receivable day sales outstanding were 74 days at quarter-end, compared to 60 days in the prior quarter. As we discussed last quarter, these numbers exclude the impact of receivables from our Chinese distributor. The increase was related to the timing of payments on some larger accounts, and we target that days sales outstanding will return to the low 60s by year end. In the quarter, we took a bad debt provision of $0.5 million. We are pursuing collection efforts and are hopeful that these accounts are recoverable. Inventory turns were at 1.1 at quarter end.

Turning to guidance, we currently anticipate that revenues in the fourth quarter 2013 will increase to be in the range of $5.8 million to $6.5 million. Based on the results year-to-date and our current outlook for the remainder of the year, we have narrowed our pro-forma annual guidance to a range of $23.2 million to $23.9 million. Absent the completion of any financing transaction, we anticipate that we’ll end the year with $4 million to $5 million in cash and investments. We believe that this is adequate to sustain the business midway through the first quarter of 2014. Additionally, we continue to pursue debt financing alternatives that will extend our cash runway. We expect to provide clarity on this activity later this quarter.

I will now turn the call back over to Ken. Ken?

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Baxano Surgical, Inc.	BAXS	Q3 2013 Earnings Call	Nov. 6, 2013
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KenReali, President, Chief Executive Officer & Director

Thanks, Tim.

I would now like to provide you with an update on our key operating goals for 2013. These goals are: 1) fully integrating TranS1 and Baxano with a focus on achieving revenue and cost synergies; 2) leveraging our accomplishments in 2012 to generate revenue growth in our AxiaLIF and VEO products; 3) continuing our efforts to increase the number of private payors that cover AxiaLIF; 4) meeting our product development goals which include the iO-Tome launch in the fourth quarter and development of our MIS pedicle screw products; and 5) generating additional clinical and economic data to differentiate our MIS products from current standards of care.

As you are all aware, we closed the Baxano acquisition and financing transactions on May 31 and officially changed our name to Baxano Surgical. We continue to make good progress on the sales force integration and our new sales leadership and management team is confident in our product offering and our ability to leverage our larger customer base to cross-sell our differentiated MIS technologies.

We believe increasing private payor reimbursement coverage and the improved AxiaLIF implant and instruments will allow us to rebuild our surgeon base and increase procedure volume over time. As we seek to generate AxiaLIF revenue growth, we continue to be pleased with the results from our focus on comeback surgeons. We have 35 surgeons that have returned to AxiaLIF this year and expect that this number will continue to grow. The greatest risk to the growth of AxiaLIF continues to be driven by a lack of broad private payor reimbursement for the Category I code that was established on January 1, 2013.

We estimate that we currently have over 100 million covered lives for our AxiaLIF procedure, which is consistent with the last quarter. We believe that this number will continue to grow and are employing a two-pronged strategy to continue to expand the coverage. First, we are leveraging surgeon demand along with existing clinical data to have procedures pre-authorized on a case-by-case basis. Notably, in the third quarter, we had three United Healthcare cases approved through this strategy. Secondly, we continue to have further data published, which will increase the body of evidence we are sharing with medical directors and help overturn investigational or experimental policies that exist at some private payors.

We did have one significant coverage outcome during the past quarter as Priority Health, a Michigan plan with over 700,000 covered lives, published a positive AxiaLIF coverage policy. This decision was significant as it was the first time since the Category I code that we’ve had a payor perform a complete review of our data and publish explicitly positive coverage language for AxiaLIF. This type of positive policy decision can be helpful in educating medical directors and other payors.

We are focused on our reimbursement strategy and feel confident that the levers we are pushing will lead to eventual success, although the timing is hard to predict. We are starting to make some progress gaining broader spine society support, which we feel is an important step towards gaining broader private payor reimbursement. In the meantime, we are unfolding a more focused sales targeting strategy to go after short-term opportunities that may drive case growth primarily from our other products such as VEO, iO-Flex and iO-Tome.

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Baxano Surgical, Inc.	BAXS	Q3 2013 Earnings Call	Nov. 6, 2013
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We continue to expect improved revenue results from VEO which will benefit from our larger sales force and cross-selling abilities with iO-Flex and iO-Tome. Although VEO revenues declined in the third quarter on a sequential basis, we’ve seen a rebound since July that has yielded an improved trend from August through October. The direct lateral market is a competitive one, but we believe our differentiated technology that allows surgeons improved visualization as they perform a VEO lateral procedure will help us penetrate the market. Our recently issued patents on VEO further illustrate the products differentiation with its unique and potentially safer approach through the psoas muscle.

We are maintaining our focus on surgeon training and believe these peer-to-peer efforts are a key lever to drive overall growth. We recently completed our first “New Technology Training”. This was our first large scale training event that focused on training on all four of our products. Also the addition of the San Jose training center will help provide more options for surgeons to gain cadaveric lab experience with our products as we now have training facilitates on both the East and West Coast.

Turning to our R&D efforts, we are continuing to prudently invest to broaden and deepen our product lines. We are pleased to announce that on October 1, we launched the iO-Tome device, a novel disposable facetectomy instrument that allows surgeons to perform rapid and safe facetectomies when performing TLIF spinal fusion procedures. The iO-Tome device utilizes Baxano Surgical’s MicroBlade Shaver design that is configured to rapidly and precisely remove the facet joint. We are excited about the prospects that this new MIS instrument that gives us an entry point to TLIF procedures for the first time. This is important because TLIF is currently the most broadly adopted interbody fusion technique. We have commenced development of our own TLIF system to compliment iO-Tome. A surgeon design team will focus on creating an MIS approach that also leverages the iO-Tome device. Development on the TLIF products will continue through most of 2014.

With the successful launch of iO-Tome, we are now primarily focused on the Avance launch, a minimally invasive pedicle screw system to be used with our AxiaLIF and VEO products. We currently anticipate commencing a limited market release in the second quarter of 2014 and a full commercial launch of Avance in the fourth quarter of 2014.

Additionally, we continue to be active on the clinical front. We had one new clinical paper submitted for peer review and seven papers accepted for publication in the quarter. On VEO, we now have two papers published and are collecting retrospective data for a third paper with 30 patients measuring short term safety outcomes that will be submitted to peer review by the end of this year.

The number of sites for the RAMP randomized clinical trial comparing AxiaLIF with TLIF is growing. We added two new sites in the third quarter, bringing the total number of sites to 10.

The STRiDE study seeks to demonstrate the clinical value of the iO-Flex instruments using a decompression for a stable spondylolisthesis indication where fusion may not be necessary. This study will complete enrollment of 50 patients in the fourth quarter and a follow-up on this study will be communicated over the next year.

Also, data collection continues for the AxiaLIF two-level study with 49 of 60 patients now enrolled. We target this study to be submitted for publication by year end as well.

The overall spine market feels like it has stabilized. We believe positive demographic trends and the more consistent application of medical necessity criteria for a fusion procedure will help improve the domestic spine market through the remainder of 2013 and beyond. We also feel the MIS spine market, which is near 30% of total procedures, will continue to grow significantly faster than the overall spine market over the coming years. In addition, it seems like the lifecycle of PODs is beginning to wane, which provides additional opportunity for our company. A recent press release by the OIG stated that PODs accounted for 20% of all spine cases billed to Medicare in 2011. Because we don’t distribute through PODs, this is volume that we could potentially capture.

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Baxano Surgical, Inc.	BAXS	Q3 2013 Earnings Call	Nov. 6, 2013
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We believe that our MIS-focused products represent a strong platform for surgeons. We are confident the positive MIS market dynamics coupled with our surgeon training and investment in our sales team will allow us to execute on our growth plans.

We are pleased with where we currently sit today as Baxano Surgical. Over the past quarter, we have created a new MIS-focused company that will allow us to leverage our differentiated products and larger sales force to take full advantage of a high-growth MIS spine market. We believe the progress that we have made this year, including the Baxano acquisition, the re-launch of AxiaLIF, the continued iO-Flex and VEO market penetration, the launch of iO-Tome and the expansion of our sales force will position us to deliver meaningful growth in the coming quarters.

With that, I’d like to open the call to take you questions.

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Baxano Surgical, Inc.	BAXS	Q3 2013 Earnings Call	Nov. 6, 2013
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question is from Matt Miksic from Piper Jaffray. Your line is open.

<Q – Matt Miksic – Piper Jaffray & Company.>: Hey, good evening, guys.

<A – Ken Reali – Baxano Surgical, Inc.>: Hey, Matt, how’re you doing?

<Q – Matt Miksic – Piper Jaffray & Company.>: I’m well. How are you?

<A – Ken Reali – Baxano Surgical, Inc.>: Very well. Thanks.

<Q – Matt Miksic – Piper Jaffray & Company>: So, a couple of questions. Maybe on the ability to start growing the business again, now that – I’m assuming that most or all of the integrations behind you and you sort of – sort of reps and territories are all sort of buttoned-down for now?

<A – Ken Reali – Baxano Surgical, Inc.>: That’s correct, Matt. We’ve done a lot of pruning and adding in key areas over the past quarter. And we feel now prepared with the sales force cross-trained in all four of our products and really having a leading edge product like iO-Flex, that we have the ability to engage a broader base of surgeons and cross-sell iO-Tome, VEO, and AxiaLIF as we go forward. So, our strategy has played out the way we thought and we now, I feel, at the precipice based on the integration activities can drive that strategy forward. We’ve added – go ahead, Matt. Sorry.

<Q – Matt Miksic – Piper Jaffray & Company>: No, I was going to say – and, well, you’re going to say you added, so go ahead, you added eight, right. I think you mentioned.

<A – Ken Reali – Baxano Surgical, Inc.>: Yeah,exactly – I was going to say, we added eight new reps to our sales force over the quarter. Some of those were replacements for reps that we lost in the second quarter and we realigned some geographies that we felt were more appropriate that we could take advantage of in terms of our opportunities. But our methodology is we talk about decompressions with MIS spine surgeons and decompressions are twice the volume of fusion.

And we are one of the only companies that can get in front of a surgeon and talk about a decompression procedure and an instrument that allows them to do a less invasive operation. So, that is our leading edge tool and it allows us to get in, build rapport with the surgeon and then be able to cross sell our fusion technologies. We feel that iO-Tome just launched in October provides a very similar opportunity with surgeons performing the TLIF procedure, where it offers a less invasive way to do facetectomy, something that no one else is offering. The competition there is Rongeurs and Kerrisons, and it also gets us in the door.

So these are differentiated proprietary products, and we feel very strongly in our ability to penetrate that market and be able to cross sell. And some of the early data from the quarter with the 29 surgeons, new iO-Flex surgeons in the third quarter, a lot of those being AxiaLIF and VEO I think provides some idea of the potential that we see here with our ability to cross sell. But certainly the third quarter has been a lot of training and getting the reps up-to-speed across the board to go execute that strategy.

<Q – Matt Miksic – Piper Jaffray & Company.>: So – and when you talk about training as being sort of something that maybe held back some of the revenue numbers in the quarter, is that – I mean, was there also an issue of some departures with relationships and business that was lost as part of the integration or was it all training? Was – can you give us some sense of maybe what the mix was or what you think the impact was?

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Baxano Surgical, Inc.	BAXS	Q3 2013 Earnings Call	Nov. 6, 2013
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<A – Ken Reali – Baxano Surgical, Inc.>: That’s a good question. We did lose some Baxano reps in June right at the close of the merger, a couple of people that I was hoping we would not lose, and that had a short-term blip, I think, in our iO-Flex numbers. We have been able to stabilize that through the quarter though, as we reported. We’ve also had significant training through the third quarter. I would say on average, every rep was out of the field for anywhere from five days to eight days on average, either at our sales meeting that we had which was a training meeting in early August or at training here in Raleigh or San Jose on specific products. So it was something that we needed to get through and something that we couldn’t do until we executed on the completion of the merger. And certainly the timeframe of July and August in particular were spent getting that done. And certainly, also hiring some reps in key areas and that’s where those eight reps came into play as well.

<Q – Matt Miksic – Piper Jaffray, Inc.>: And how soon do you think these new reps – I mean what – the systems that you’re – for example, the decompression, the iO-Flex system that you’re marketing, how quickly can some of these new reps get up to speed with something like that?

<A – Ken Reali – Baxano Surgical, Inc.>: That’s a good question. If we look at the old Baxano data, and certainly in our diligence we did, and generally it is a three month process. It is a shorter process than a fusion technology, and that’s predicated on a couple of things. Number one, it’s just an instrument, a disposable instrument to do a decompression. The competition is not in talking about decompression, so you got a foot in the door instantly, but the other thing, and we saw this at a meeting like NASS, is we’re able to train a surgeon on iO-Flex or even iO-Tome in two and a half hours. So they can go to a trade show or they can fly into our Raleigh facility or San Jose and get trained in a half a day or less and feel comfortable going back and doing a procedure.

So, it does allow for a quicker process than where they’re learning a new access route with a fusion technology or learning a new retractor system. Those are typically a longer process, it sometimes involves viewing cases with another surgeon or having to orchestrate a more challenging peer-to-peer training. So that type of training program allows a quicker uptake as well.

<Q – Matt Miksic – Piper Jaffray, Inc.>: That’s great. I don’t want to ask – take too much questions here up at the top of the order but I do have one more. Just as you think about the mix of the business, is there anything changing as you get into Q4 here and going forward in terms of the mix of revenues that you saw for, say, AxiaLIF and iO-Flex and iO-Tome. I guess iO-Tome wasn’t in the last quarter, but you got the two sides of your business, if you will, does that mix change significantly, you think, in Q4? I mean, is AxiaLIF in motion downwards or is it the stable here?

<A – Ken Reali – Baxano Surgical, Inc.>: Well, I will tell you this and I’m a huge a believer in the future potential of AxiaLIF and we’re working very hard right now to keep AxiaLIF stable. And we are convinced that we’ve reached a point in a range with AxiaLIF over the past couple quarters where we’re doing that, coupled with our comeback surgeons. Certainly, it’s going to take some time, as we’ve recognized over the past year or so, to bring AxiaLIF completely back and have it be a significant growth story for this company, but having it be stable, as we work to get private reimbursement, certainly is one of our primary goals and we’ll continue to drive our strategy with comeback surgeons, which is working.

When you look at the mix going forward though, Matt, I think you’re going to see continued growth of iO-Flex. We had a strong right to win there and a very strong product. iO-Tome is just getting launched and we’re excited about that. Our whole sales force is now trained on iO-Tome as of mid-October. So that is something that we’re heavily invested in. And the trends on VEO have improved significantly since July, which was at a low point for us and then, since that time through October, VEO has continued to tick upward. So, that’s where I see the product mix being driven from is iO-Flex and certainly iO-Tome, based on its new launch, VEO coming in and AxiaLIF being stable.

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Baxano Surgical, Inc.	BAXS	Q3 2013 Earnings Call	Nov. 6, 2013
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<Q – Matt Miksic – Piper Jaffray, Inc.>: That’s helpful. Thank you, Ken. I’ll jump back in queue here.

<A – Ken Reali – Baxano Surgical, Inc.>: Yeah. Thanks, Matt.

Operator: Next question is from David Turkaly from JMP Securities. Your line is open.

<Q>: Hi guys. This is [ph] John (30:47) on for Dave. Can you hear me okay?

<A – Ken Reali – Baxano Surgical, Inc.>: Hi. Yes, we can [ph] John (30:52). How are you doing?

<Q>: Doing good. Doing good. So, first question and I apologize if I missed it, but could you give us the case numbers for VEO and iO-Flex?

<A – Ken Reali – Baxano Surgical, Inc.>: We didn’t report the case numbers and I will tell you the case numbers in a minute on VEO, but we – as our business is expanding here, we’re going to get away from reporting case numbers directly going forward. We feel it’s a little too granular and from a competitive standpoint, we prefer not to get into so much detail, but we did 51 VEO cases in the quarter. So I can give you that number just to be consistent with past quarters, but we are stepping away from the case numbers relative to specific product lines and as we go forward, we’ll be talking more about revenue. We don’t have a case number on iO-Flex that we’re reporting at this time but are going to strictly focus on the revenue number with iO-Flex.

<Q>: Okay, that’s fair enough. And then if I’m remembering correctly, I think with iO-Flex, you said there was some stocking orders in prior quarters, about a $150,000 or so, is that similar to what we saw this quarter?

<A – Ken Reali – Baxano Surgical, Inc.>: Yes, it’s fairly consistent although I don’t think it was that high. I don’t have the number in front of me. Some of those stocking orders actually come through the VA and that’s predicated on the VA timing to process orders, but I don’t think $150,000 is probably anywhere near that this particular quarter.

<Q>: Okay. And then one of the things that we’ve kind of been watching for is, you had those bunch of people that stuck with you through some of the more challenging times earlier and we’ve been looking for increased penetration in that group. Can you talk to us a little bit about some of the gating factors that you know might – what might take time for those guys to ramp up and adopt, start doing more procedures.

<A – Ken Reali – Baxano Surgical, Inc.>: Are you speaking on all of our products or specific products?

<Q>: No, no, no, specifically AxiaLIF.

<A – Ken Reali – Baxano Surgical, Inc.>: Okay. The biggest hindrance to AxiaLIF right now is broader reimbursement. I mean, you look at where we are today and we have a 100 million covered lives, which is a good number. But the issue is it’s not universal coverage and it’s primarily Medicare and government payors such as TRICARE and Medicaid as well, the state-based system. And some surgeons are comfortable with that and they’re comfortable cherry picking their patients specific to AxiaLIF, and knowing that if it’s a Medicare patients, they’re going to – and they qualify for an L5-S1 fusion, they will do it.

Other surgeons are not comfortable cherry picking and that does provide a headwind to our business. With that said, one of the avenues that we try to engage surgeons on is pursuing coverage on a case-by-case basis. And some surgeons again are comfortable with that and once you engage us and help us drive coverage, they like the fight with insurance company and they feel like they’re actually helping the overall spine market by doing this. And as I mentioned in the script, we have three UnitedHealthcare coverage victories this particular quarter, which is significant, because UnitedHealthcare does not currently cover the Category I code in these particular surgeons, and they were three different surgeons who were able to appeal back to United and get that coverage.

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Baxano Surgical, Inc.	BAXS	Q3 2013 Earnings Call	Nov. 6, 2013
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So that is another way that we’re engaging surgeons. And we feel based on precedent that that is a very important lever that we’re pushing on. Because payors want to see besides good clinical data, they want to see demand, they want to see utilization of the code, the need for the code and the need for the particular fusion that we’re offering. And certainly these surgeons make a very compelling argument when they have a case and a patient that they feel can best benefit from AxiaLIF.

So those particular arguments are very important for us. But those are part of the limiters to broader adoption of the procedure, because it’s really surgeon dependent or you find avenues where surgeons predominantly treat Medicare patients. And we’ve had some success with that as well and we target those particular surgeons.

<Q>: Okay. And then just one last one from me. If my numbers are right, it looks you had another nice uptick in the comeback surgeons. Can you just give us a little bit more color on the kind of feedback you are getting from those guys as they come back?

<A – Ken Reali – Baxano Surgical, Inc.>: It’s been outstanding and we just had another one do his first case yesterday. The last time he treated was three years ago and the feedback on our device and our instrumentation is consistently high. The 1L+ system that we launched here 18, 20 months ago, people see as a dramatic improvement with the tapered tip, the ability to control distraction, the new discectomy tools and our bowel devices that push the bowel completely out of the way.

The feedback we get from surgeons that have not done AxiaLIF in quite some time and they come back and they were used to the legacy device, it’s been very nice to hear and see. And certainly, one of our avenues in terms of our clinical data is to get the clinical data out on the 1L+, and that’s something that we’re commencing here next year. It is a retrospective review on that particular data, because I think that provides a good basis of comparison versus even the data we have today on the old legacy AxiaLIF implant that was launched eight years ago.

<Q>: All right. Thanks.

<A – Ken Reali – Baxano Surgical, Inc.>: You bet.

Operator: And next question is from Mark Landy from Summer Street. Your line is open.

<Q – Mark Landy – Summer Street Research Partners>: Good evening, folks.

<A – Ken Reali – Baxano Surgical, Inc.>: Hi Mark.

<Q – Mark Landy – Summer Street Research Partners>: Hi, guys. You all good?

<A – Ken Reali – Baxano Surgical, Inc.>: We’re good. How are you?

<Q – Mark Landy – Summer Street Research Partners>: It’s been a long earnings season, so hopefully it’s getting towards the end. Ken, just looking a little bit optically at the numbers, can you remind me – I think it might have been in the fourth quarter last year when you had the international stocking order, the Chinese order?

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<A – Ken Reali – Baxano Surgical, Inc.>: Yes. Correct. We did. That was in the fourth quarter of last year.

<Q – Mark Landy – Summer Street Research Partners>: Right. And was that around $1 million or thereabouts. I’m trying to jog my memory.

<A – Ken Reali – Baxano Surgical, Inc.>: Yes, it was $1 million order on AxiaLIF, correct.

<Q – Mark Landy – Summer Street Research Partners>: Okay. So if we take the $1 million out, the year-over-year growth actually looks decent. But optically, I guess, it could be a down fourth quarter given that stocking order that fell in the fourth quarter, correct?

<A – Ken Reali – Baxano Surgical, Inc.>: That’s correct, Mark. You’re very correct and certainly, when it comes time for the fourth quarter call, we will be spelling that out to make it clear to everyone what those numbers look like with and without the Chinese stocking order.

<Q – Mark Landy – Summer Street Research Partners>: Okay. Excellent. So, I was just kind of fiddling around with my numbers and I guess, the way you slice the VEO, I don’t know if they actually, on a comparative basis is not going to look so good. So, all right, that’s out of the way. I guess the other question is looking at the Baxano business that, I guess, when you brought her on board, if I’m not mistaken, was trending towards around $13 million annually in the fourth quarter 2012. Do you think you can get that run rate back relatively quickly and what has to happen outside of execution now to perhaps get there. As Matt said, all the tinkering has been done, the guys are fired up, product is in their hands. Does anything else have to arise or is it really just execution to try and get back to that run rate and how quickly could that happen?

<A – Ken Reali – Baxano Surgical, Inc.>: Yeah, well, I – we expect that to happen in the near-term, number one. And what has to happen is pretty simple. You hit the nail on the head, Mark, its execution. It’s getting on all cylinders, having the sales force fully trained, which they are. And going out and training new surgeons on a consistent basis to grow that particular product line. And that certainly is our focus each and every week. We measure how many surgeons we’ve trained on iO-Flex, because there’s a barometer that we look for there to maintain and regain growth. So that we are laser focused on that.

And the other area and avenue that we use with iO-Flex, which is a strong one for us, is the distributor network. Now, there are – because it’s a product that doesn’t compete with many others who are able to have a broader footprint with iO-Flex and engage distributors that actually become certified to cover their own cases. And we have a continuous process there every month where we’re training new distributors in areas that we don’t reach currently with our sales force, to go out and penetrate those markets as well.

So, there’s a – it’s a multi-pronged strategy, but I’m a firm believer in this technology, the ability for it to preserve the facet joint. We actually have a first paper coming out on iO-Flex that will be published in the Journal of Spinal Disorders & Techniques in December, talking about this technology in a broad group of patients and its ability to relieve leg pain and radicular symptoms. And it’s a very compelling opportunity and certainly, the interest continues to be high. I always like to measure buzz, and buzz in terms of the noise around a procedure that’s positive but also incoming calls of surgeons that want to get trained on the procedure. And we get a lot of that. And that makes it very exciting for the company and certainly, it drives momentum, as you can imagine.

<Q – Mark Landy – Summer Street Research Partners>: Sure, sure. So, I guess, just looking at the fourth quarter taking kind of the guidance that you’ve provided – obviously, we’ll see how it shakes out and I’m sure this is probably too granular for you to get into, but it looks likes iO-Flex could have a flat sequential quarter to being up maybe slightly, but nowhere near kind of the $3 million that really was anticipated on the quarterly run-rate basis. Is that a correct assumption and do you think you can get back to that run rate by the first quarter or would it be more the second and third quarter of 2014?

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<A – Ken Reali – Baxano Surgical, Inc.>: Yeah, obviously, we’re – I’m not sure exactly how to articulate an answer for that. We do expect iO-Flex growth, Mark, this quarter and the fourth quarter, you’re correct. And as far as what that threshold will be, we haven’t guided for that. We’ve guided to an overall number, but as I said to another caller or question, we do expect the mix to be weighted more towards iO-Flex growth this quarter. And historical trends have shown – when we look back at the Baxano numbers, the fourth quarter is a strong month, a strong quarter rather, and obviously it’s a strong quarter for fusions as well. Elective procedures are done as patients look to – that have met their deductible for the year, that’s a strong driver to have a procedure done and certainly we expect to take advantage of that fully.

<Q – Mark Landy – Summer Street Research Partners>: And my last question gets to the gross margin. Coming into the transaction, you’re running at around a kind of 73%-ish gross margin, we hit that this quarter. Is that sustainable, is that kind of the new level of gross margin we should think about or could that slip back into the high 60%s?

<A – Ken Reali – Baxano Surgical, Inc.>: Tim, do you want to make a shot at that?

<A – Tim Shannon – Baxano Surgical, Inc.>: Yeah, sorry Mark, just turned on my speaker here. The answer is we certainly – we think it’s sustainable. I think the biggest variable for us is, obviously, if we drive some volume, that will obviously support that statement of keeping it sustainable. We always have our eyes, too, on managing our inventory as we bring on new products, but we’re in a good place from that perspective. So I do think it’s sustainable.

<Q – Mark Landy – Summer Street Research Partners>: Okay. All right, guys. Thanks so much for the time and for answering my question.

<A – Ken Reali – Baxano Surgical, Inc.>: Any time, Mark. Thank you.

Operator: Next question is from Jason Wittes from Brean Capital. Your line is open.

<Q – Jason Wittes – Brean Capital LLC>: Hey, thanks for taking the question.

<A – Ken Reali – Baxano Surgical, Inc.>: Hey, Jason, how are you doing.

<Q – Jason Wittes – Brean Capital LLC>: Good. How are you guys doing?

<A – Ken Reali – Baxano Surgical, Inc.>: Good.

<Q – Jason Wittes – Brean Capital LLC>: Just wanted to start just by a follow-up on the sales force. You mentioned you added eight, there was some turnover which you partially replaced in June, has it been pretty stable since on the sales force in terms of turnover?

<A – Ken Reali – Baxano Surgical, Inc.>: It has been stable, Jason, since early August. We had a spout of turnover. As I mentioned, some of that was regrettable, in June some of that was through our own efforts on performance management later in the quarter, but since early August, we have had stability. Really it was since we had a sales meeting that brought the team together and I think that really helped provide some esprit de corps across the sales group. We’re now very excited about the building of the organization here and the ability – that the talent that we’ve attracted with these eight new hires, reps that look at our broader bag, our MIS focus and really see an opportunity to make a career of this. And that’s certainly our goal and the type of people that we’re looking for.

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And we’re very excited about Greg Slusser who we brought on about a month ago. He has come in and has really acclimated himself very well to our organization and certainly has started to build a very strong rapport with our sales management group and we expect big things from him as we go forward.

<Q – Jason Wittes – Brean Capital LLC>: Okay. That’s good to hear. And then – and just on the distributor side, have you been adding distributors as well or is that number going to be stable?

<A – Ken Reali – Baxano Surgical, Inc.>: Correct. Yeah, we add distributors almost every month. Now, some fall off the back-end of the truck, but net-net, the distributor numbers are up over the past couple of quarters. And it is more focused on iO-Flex and, certainly, these same distributors will also pick up iO-Tone and that is just predicate on the fact that they’re non-competitive products to some of their fusion products that they sell. It’s been nice though because we have been able to, particularly with those distributors that don’t have a lateral, segue that to our VEO system and we’ve seen some really good examples over the past couple of months of success there as well, but the distributor network is an important one for us here. We have a hybrid approach and certainly, we don’t see that changing going forward, but really be able to leverage the distributors to give us a broader footprint and get us into geographies and in front of surgeons in particular that we might not get to otherwise.

<Q – Jason Wittes – Brean Capital LLC>: So I imagine there is some overlap between your direct and the distributorships in some cases? And I also imagine that they’re really not focused on AxiaLIF, that’s pretty much centralized to your sales force, is that the correct way of think about it?

<A – Ken Reali – Baxano Surgical, Inc.>: Correct for the most part. I mean that’s obviously a generalization and not always the case, but for the most part, it is. Most of the distributors, it’s more iO-Flex centric at this point and then probably VEO second. Obviously, iO-Tome we just launched. AxiaLIF would be a distant fourth just because of the focus and time it takes in holding a surgeon’s hand relative to reimbursement and walking through that. So there are some other issues there obviously as you pointed out.

<Q – Jason Wittes – Brean Capital LLC>: Okay. And then on AxiaLIF, I understand that there is sort of this, I guess, I’d say waiting game with the insurers and sort of building momentum with insurers, and – but I do think is it usually towards the year-end that we get some of the bigger decisions [ph] to potentially reverse (48:30)?

<A – Ken Reali – Baxano Surgical, Inc.>: Yeah, it is, but let me just say, for us, it’s a waiting game but it’s – we’re not waiting and we are proactively engaged with the insurers. The societies the support us like ISIS and SMISS are actively sending out letters to payors requesting they cover AxiaLIF. We had 30 such letters go out in the third quarter from ISIS.

And then we have our surgeons proactively engaged with some of these payors as well, requesting that they cover the procedure. One of the tools we’re now using with a payor like Aetna is the economics of AxiaLIF and looking at the shorter hospital stay, the lower complication rates, which we know is a key interest of payors going forward, and that to me is one of the true values of AxiaLIF. So we do, to your question, expect coverage to be evaluated here between the end of the year and end of January. But we are actively engaged and trying to put our best foot forward there.

<Q – Jason Wittes – Brean Capital LLC>: Okay. Well, that would definitely be something to look forward to, but I understand you’re definitely pushing forward. So, and then if I look at iO-Tome and iO-Flex, reimbursement is obviously less of an issue but there are, I would say, less safe and less – and much more onerous approaches to doing both procedures which are less expensive. Is that an issue that you’re running across with some of the surgeons that you’re hearing?

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<A – Ken Reali – Baxano Surgical, Inc.>: Sometimes you do, Jason. And frankly, my philosophy is that if you don’t get pushed back on price sometimes, you’ve probably priced it too low. But I would tell you this, what we hear from many surgeons about iO-Flex is they perform the procedure on 10 cases possibly at a trial basis and they have the hospital evaluate the outcomes versus their open of decompressions with a rongeur or Kerrison without the iO-Flex instrument.

And what we see fairly consistently and this is data that we are capturing now is those patients where iO-Flex is used go home sooner. And they go home sooner because there is less work done in terms of damage and removal of the posterior elements like the facet joint, which causes more pain, more blood loss and certainly a potential longer procedure.

So that is the data that we’re capturing, but anecdotally, that’s how these doctors have fought back when the hospital requests that they look at these decompressions and are they really saving money adding the iO-Flex cost in. And so far, that particular approach has worked, because of the outcomes that they’re able to achieve, and that’s certainly something we’re focused on getting published here in the future.

<Q – Jason Wittes – Brean Capital LLC>: Okay. And then, for fourth quarter, is there some iO-Tome revenues to be expected? I mean, it is launched in fourth quarter, is there – I mean, when you give – in your guidance number, is there an iO-Tome expectation there? I realize you may not break it out?

<A – Ken Reali – Baxano Surgical, Inc.>: Correct. Yeah, we, – it’s a little bit of a wild card, as with any product launch, so, we’re careful on the iO-Tome estimates. But our sales force is fully trained as of mid-October, and we’re in launch mode.

<Q – Jason Wittes – Brean Capital LLC>: Okay. And then finally on the MIS pedicle screw. I guess, it’s sort of a controlled release, I think, you said second quarter, and I guess, that – it sounds like, you have that designed, you’re kind of finalizing it and then you’ll put it out for the surgeons, and then fourth quarter would be the formal launch of it, is that the right way to think about it?

<A – Ken Reali – Baxano Surgical, Inc.>: It is, Jason. We’ve been in a surgeon design process here for the past 15 months, and we’ve cross-licensed some patents with this particular design. We’re very excited about it. We think it’s a best-in-class system that will marry very well with AxiaLIF and VEO. And we see a lot of potential upside in being able to bundle a pedicle screw system that is actually used with every case that we do with AxiaLIF and VEO, with that combination. So, for us, it couldn’t get here soon enough. We see it as a good opportunity for the company, and certainly look forward to getting started in the second quarter with a limited market release.

<Q – Jason Wittes – Brean Capital LLC>: Okay. Well, I look forward to seeing the final product. So, thanks a lot.

<A – Ken Reali – Baxano Surgical, Inc.>: Thank you Jason. Appreciate it.

Operator: Thank you. I am not showing any further questions in the queue. I would now like to turn the call back to Ken Reali for closing remarks.

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Kenneth Michael Reali, President, Chief Executive Officer & Director

Okay, well, thank you, Mercy, and thank you, everybody. Let me just close by thanking all of you for taking the time to join us on our call today. I am encouraged with the continued progress in our business and enthusiastic about the opportunities in front of us at Baxano Surgical. We sincerely appreciate your interest and look forward to updating you on our progress next quarter. Take care.

Operator: That does conclude today’s conference. You may now disconnect. Thank you and have a great day.

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